EXHIBIT 10.1


                                                                January 16, 2001



Mr. Michael J. Archual
12877 Brighton Circle
Carmel, IN.  46032-8621

Dear Michael:

This letter of commitment will summarize the primary components of an offer to join Morgan Drive Away, Inc., in the position of President, and reporting to Anthony T. Castor III, Chief Executive Officer, The Morgan Group, Inc.. The position carries a annual Base Salary of $185,000.00, paid at the rate of $7,115.39 per pay period, every two weeks in accordance with Morgan's standard payment policies. The Base Salary will be reviewed annually , with increases to reflect your performance, as may be reasonably determined by Mr. Castor and the Board Of Directors.

Upon execution of this offer of employment, you will be eligible for a Signing Bonus of Twenty Thousand ($20,000.00) Dollars. In addition, you will be eligible to participate in a performance based Bonus Plan, for FY 2001 and future years. The Plan has a maximum potential payout of fifty percent (50%) of your Average Base Salary for a given fiscal year. For FY2001, the Bonus shall not be less than twenty five percent (25%) of your Base Salary, prorated based on your number of months of service during 2001. Distribution of the Bonus Plan payout will be made within fifteen (15) days following the audit of the Company's fiscal year performance.

In addition to your Base Salary and Bonus as set forth above, you shall receive options allowing for the acquisition by you of 40,000 shares of The Morgan Group stock in accordance with the terms of the Non-Qualified Stock Option Plan and Agreement (attached) simultaneously entered into between you and Morgan.

Morgan Drive Away, Inc. will provide you with the use of a vehicle to be used in the furtherance of the Company's business, and appropriate to the level of the position. In the event Morgan Drive Away terminates your employment for any reason other than Just Cause, as defined in your Confidentiality & Non Compete Agreement, you will be entitled to severance compensation, including base salary and continued participation in standard benefit plans, for a period of six months following date of termination. Upon your first anniversary, severance compensation will be extended to nine (9) months, and upon your second anniversary, it shall be extended to twelve (12) months.

Morgan Drive Away, Inc. will also provide for relocation of your family's personal goods and household possessions, from Carmel, IN. to the Elkhart, IN. area. In addition, the Company will provide a nominal "Relocation Allowance" to cover such expenses as license transfers, utility service deposits, and so forth. More information is contained in the "Relocation Policy", attached.

In order to assist you in the transfer from your current residence, Morgan will provide you with reimbursement of reasonable living expenses in the Elkhart area for a period of up to six months. At that point, if necessary, Morgan will provide you with an interest free "Bridge" Loan, in the amount of eighty (80) percent of the appraised value of your current home, for a period of six additional months.

When you join Morgan Drive Away, Inc., you will become eligible to receive the normal benefits accorded to full-time employees of the Company upon the completion of specified waiting periods. These include medical, dental, and vision care benefits beginning the first of the month following ninety days of employment, disability and life insurance benefits, participation in the MDA 401(k) Plan after one year and one thousand hours of continuous service, and other benefits involving sick leave, holidays and so forth, as outlined in the Benefit Plan Overview.

The Company will assist you in bridging the gap between your start date and eligible date of Health Care Coverage by reimbursement of Cobra expense for that period, if necessary. Please provide a copy of your COBRA payments to me to initiate reimbursement. In addition, Morgan will pay the premiums for your personal Life and Disability Insurance policies, to a maximum of One Thousand Six Hundred Dollars ($1,600.00) annually. Please provide me with the invoices for these Policies as they come due. The related expenses will be treated as taxable ordinary income.

As a condition of your employment with Morgan Drive Away, we will need for you to execute a Conflict of Interest Statement, and a Confidentiality and Non Compete Agreement. These Documents will be forwarded to you for execution upon your acceptance of this Offer Of Employment. You will also be required to comply with the Morgan Drive Away Drug and Alcohol Policy, which requires submission of a negative drug screen. A positive drug screen will make you ineligible for employment with the Company. Please contact Fawn Thomas, Director - Compensation & Benefits at 219.295.2200, ext. 375 to make arrangements for the Drug Screen.

Due to the nature and level of the position offered you, the Company will also require a satisfactory Credit Report, and a Motor Vehicle Record Report. This offer does not constitute any guarantee of employment, because, as you are most aware, continued employment is always based on the Company's assessment of your performance, and the performance of the Company as well.

By nature, Michael, these letters of offer of employment are dry and impersonal. While necessary, that is unfortunate, because we want to ensure that you know how enthusiastic we are about the prospect of you joining Morgan Drive Away! As you know, we feel that Morgan Drive Away provides one of the most exciting and challenging opportunities available in the surface transportation industry, and we very much look forward to having you join us in February, depending on your need to provide adequate notice to your current employer. If you have any questions about this letter or other issues, please feel free to call Tony or me.

Best regards,

MORGAN DRIVE AWAY, INC.


/s/Lyle C. Haws


Lyle C. Haws
Vice President - Human Resources





Please indicate your acceptance of this offer of employment, as stated above, by signing and returning a copy to the VP - Human Resources:



/s/ Michael J. Archual                        January 24, 2001
-----------------------                       ----------------
Michael J. Archual                                  Date


cc: A. Castor III